MASTERWORKS

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Agreement***") is made and entered into this 22nd day of December, 2020 (the "Effective Date"), by and between Simon Lee Gallery Ltd., an English limited company ("***Seller***") with an address at 12 Berkeley Street, Mayfair, London W1J 8DT, U.K. ("***Gallery Location***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 497 Broome Street, New York, New York 10013 ("***Agent***"). Seller is selling the Work on behalf of the sole legal and beneficial owner ("***Owner***") of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 034 Segregated Portfolio ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is ONE MILLION ONE HUNDRED AND FIFTY THOUSAND US DOLLARS ($1,150,000) (the "***Purchase Price***"). The Purchase Price shall be paid as follows: (i) a deposit representing TWO HUNDRED THIRTY THOUSAND US DOLLARS ($230,000) shall be paid on or before January 5, 2021 (the "***First Installment***") and (ii) the remaining NINE HUNDRED TWENTY THOUSAND US DOLLARS ($920,000) of the Purchase Price (the "**Final Installment**") shall be paid on or before March 22, 2021. For the avoidance of doubt, the obligation to pay the First Installment is expressly conditioned on Buyer's ability to inspect the Work at the Storage Location (as defined in Section 4.1 below). Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by either Mariya Golovina or Nigel Glenday on behalf of Buyer and Isabel Barrachina on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of itself and the Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A

attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***"). Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Agreement and be entitled to a full refund of the First Installment.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and the Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. BETWEEN THE EFFECTIVE DATE AND THE DATE ON WHICH SELLER PACKS AND SHIPS THE WORK FOR DELIVERY TO THE DELIVERY LOCATION, SELLER SHALL STORE THE WORK AT UOVO: LIC, 41-54 22ND ST, QUEENS, NY 11101 ("**STORAGE LOCATION**"). Seller shall not relocate the Work without Agent's prior written approval.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the full Purchase Price. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of its deposit. On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

6. TITLE. The "***Closing Date***" shall mean the date upon which Agent has paid the full Purchase Price to Seller. On the Closing Date, subject only to Agent's payment of the full Purchase Price in accordance with this Agreement, Seller, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging packing, shipping and insuring the Work from its current location to the Delivery Location and insuring the Work until the Closing Date. Agent agrees to pay or reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location pursuant to this Agreement, provided that all shipping and packing costs shall be approved in advance in writing by Agent.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. Buyer shall be entitled to inspect the Work at Storage Location (the "***Inspection***"), to confirm the condition of the Work matches the condition reflected in the Condition Report. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work and prepare a condition report at the Agent's expense to confirm the condition of the Work matches the condition reflected in the Condition Report.

10. SECURITY INTEREST. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer's security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Agreement, Seller authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

11. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

SIMON LEE GALLERY LTD

____
BY: SIMON LEE
ITS: OWNER

AGENT:

MASTERWORKS GALLERY, LLC

____
BY: Masha Golovina
ITS: Director

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

INVOICE

EXHIBIT B

19 December 2020

Sold to:
Masterworks Gallery, LLC
On behalf of Masterworks Cayman, SPC 034 Segregated Portfolio
497 Broome Street,
New York, NY 10013

INVOICE SL 20212

Christopher Wool — **US$ 1,150,000.00**
Untitled, 1992 (S77)
Alkyd on aluminum
50.8 x 35.6 cm (20 x 14 in.)
(SLG-CW-12040)


DOG
DEAD

Sub Total	US$ 1,150,000.00
No VAT as work is outside the scope of EU VAT regulations	.00
Total due	**US$ 1,150,000.00**

Terms of Payment: US$ 230,000 due upon receipt of invoice
US$ 920,000 due on or before the 18th of March 2020

Outside the EC: The work is located outside of the EC. The buyer holds full responsibility to pay the appropriate taxes and duties for the country of final destination, where these works may be shipped.

Shipping charges: All shipping charges are payable by the purchaser, including transport, transit insurance, import duties and Customs user fees. Once payment has been transmitted in full our Senior Registrar Katie Fallen (KatieF@simonleegallery.com) will be in touch to begin the shipping process and gather shipping estimates on your behalf.

12 BERKELEY STREET
LONDON W1J 8DT
T +44 (0) 20 7491 0100
F +44 (0) 20 7491 0200
INFO@SIMONLEEGALLERY.COM

SIMON LEE GALLERY LTD
REGISTERED IN ENGLAND 4316341
GB 788 061 692

Please note: Title shall not pass until payment is received in full. If payment is not received on said terms sale becomes void. This sale is construed in accordance with the laws of England. Any and all claims arising from this sale shall be adjudicated in the courts of England. Any amendments to this agreement shall be put forth in writing. Please find attached the "terms and conditions" for the complete agreement of sale.

Bank details: Please remit funds in full by wire transfer to:

Bank:	Barclays
Bank address:	London International Banking Centre
Account name:	Simon Lee Gallery Ltd.
US$ account no:	[redacted]
Sort Code:	[redacted]
IBAN:	[redacted]
SWIFT:	BARCGB22

Cybercrime Alert (Bank Details): Please be aware that there is a significant risk posed by cyber fraud, specifically affecting email accounts and bank account details. Please note that our bank account details will not change during the course of a transaction, and we will not notify you of a change in our bank details via email. Please be careful to check account details with us in person or via Phone if in any doubt, as unfortunately we will not accept responsibility if you transfer money into an incorrect account.

We would always recommend contacting us by phone to verbally verify wire instructions.

Charges must not be debited from total amount due.

With thanks.

12 BERKELEY STREET
LONDON W1J 8DT
T +44 (0) 20 7491 0100
F +44 (0) 20 7491 0200
INFO@SIMONLEEGALLERY.COM

SIMON LEE GALLERY LTD
REGISTERED IN ENGLAND 4316341
GB 788 061 692

EXHIBIT C

BILL OF SALE

Dated: December 22, 2020

Sold by:	Simon Lee Gallery Ltd 12 Berkeley Street Mayfair, London W1J 8DT, U.K.	("Seller")
Sold to:	Masterworks Cayman SPC On behalf of its 034 Segregated Portfolio C/O Masterworks Gallery, LLC 497 Broome Street New York, New York 10013	("Buyer")

Artist:	Christopher Wool	(the "Work")
Title:	Untitled (S77)	
Execution:	1992	
Medium:	Alkyd on aluminum	
Dimensions:	50.8 x 35.6 cm (20 x 14 in.)	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	$1,150,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated December 22, 2020, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

SIMON LEE GALLERY LTD

BY: SIMON LEE
ITS: OWNER